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Exhibit 10.39.1

March 28, 2001

Adam Klein
7 Lowell Street
Cambridge, MA 02138

Dear Adam:

        As you and I have discussed, due to impending company restructuring your employment will be ending at Ask Jeeves. This letter is to detail the terms and conditions of your separation from the company.

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  Your employment termination date will be April 30, 2001; you will be paid at your regular base pay rate through this date. You will be paid out your accrued Paid Time Off and any ESPP refund that is applicable; this will be paid to you on or before May 15, 2001.

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  You agree to be available for transition duties subsequent to April 30, 2001 on an ad-hoc basis to assist with transition issues. In no case will you be required to perform work on site at Ask Jeeves past May 15, 2001.

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  As part of your employment agreement with Ask Jeeves, the company will honor the following obligations:

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  Payment to you of the equivalent of 12 (twelve) months of base salary, an amount of $290,000.00 subject to applicable taxes and withholdings. This amount will be paid to you subsequent to April 30, 2001 in a manner to be determined by Ask Jeeves but no more frequently than 12 (twelve) monthly increments.

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  Accelerated vesting of your stock options equivalent to vesting through April 30, 2002.

        In consideration for your signing and returning the General Release of Claims (attached), Ask Jeeves further agrees:

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  You will receive a quarterly hiring bonus of $25,000 (subject to deductions) for Q2, 2002.

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  You will not be required to refund any portion of quarterly hiring bonuses paid to you since your date of hire.

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  Relative to your existing lodging obligations at 650 Delancey St., SF, CA 94107, Ask Jeeves will assume financial responsibility for the remainder of the 6 month lease at the time you vacate the premises. You agree to provide Ask Jeeves with a minimum of a 15-day notice that you intend to vacate the premises.

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  Ask Jeeves will reimburse you for the actual cost of relocating up to a maximum of $20,000; this includes coach-class air transportation. You will be required to submit receipts or invoices to Human Resources in order for expenses to be paid, either directly to a vendor or as reimbursement to you.

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  Your eligibility for Ask Jeeves health insurance and welfare benefits will continue until April 30, 2001. At that time, you will be eligible for continuation of your health benefits coverage through COBRA; enrollment and eligibility information will be provided to you within 30 days of your termination date. If you extend your health benefits through COBRA, Ask Jeeves agrees to pay the premiums for you and your covered dependents through October 31, 2001 or until you and your dependents are eligible to be covered under a different group health plan, whichever is earlier.

        No later than May 15, 2001, you will return all company assets and equipment, including but not limited to laptop computer, accessories and/or home office equipment, pager, cell phone, building access card and keys, files and any and all other company materials in your possession.

        You agree to maintain a professional attitude and not engage in any detrimental comments or actions toward anything related to Ask Jeeves, in any and all dealings with Ask Jeeves clients, prospects or employees. You and Ask Jeeves agree that any official communication regarding your departure be mutually-acceptable.

        You will continue to be bound by the Non-Compete, Confidential Information and Invention Assignment Agreement and the Insider Trading Policy you have executed.

        Please review this document and the attached Release of Claims; I encourage you to consult professional counsel if you so desire. As the Release of Claims indicates, you have up to 21 working days to review these documents. Once executed, you have 7 days to revoke your execution. Please sign where indicated to reflect our agreement on these terms and then return to me this document and an executed Release of Claims. If you have any questions, feel free to contact me at (510) 985-7578 or Paul Bianchi, Senior Vice President Human Resources at (510) 985-7587.

Sincerely,

/s/  A. GEORGE BATTLE

Skip Battle
Chief Executive Officer
Ask Jeeves, Inc.

Confirmation

        I have read, understand and accept the terms and conditions above.

/s/ ADAM KLEIN	April 10, 2001
Adam Klein	Date:
Cc:
Paul Bianchi, SVP HR
Personnel file

SEPARATION AGREEMENT AND FULL RELEASE OF ALL CLAIMS

        This Separation Agreement and Full Release of All Claims ("Agreement") is entered into between Adam Klein ("Employee") and Ask Jeeves, Inc. ("Company").

        Whereas, Employee acknowledges the termination of Employee's employment with Company effective as of April 30, 2001 (the "Termination Date"), and Employee agrees that his or her employment and the termination from that employment shall not give rise to any claim on Employee's part against Company.

        In consideration of the mutual covenants and promises contained in this Agreement, Employee and Company agree as follows:

        1.    Payment.    In consideration for this Agreement, Company will pay to Employee such benefits as described below:

  •
  You will receive a quarterly hiring bonus of $25,000 (subject to deductions) for Q2, 2002.

  •
  You will not be required to refund any portion of quarterly hiring bonuses paid to you since your date of hire.

  •
  Relative to your existing lodging obligations at 650 Delancey St., SF, CA, 94107, Ask Jeeves will assume financial responsibility for the remainder of the 6 month lease at the time you vacate the premises. You agree to provide Ask Jeeves with a minimum of a 15-day notice that you intend to vacate the premises.

  •
  Ask Jeeves will reimburse you for the actual costs of relocating up to a maximum of $20,000; this includes coach-class air transportation. You will be required to submit receipts or invoices to Human Resources in order for expenses to be paid, either directly to a vendor or as reimbursement to you.

  •
  Your eligibility for Ask Jeeves health insurance and welfare benefits will continue until April 30, 2001. At that time, you will be eligible for continuation of your health benefits coverage through COBRA; enrollment and eligibility information will be provided to you within 30 days of your termination date. If you extend your health benefits through COBRA, Ask Jeeves agrees to pay the premiums for you and your covered dependents through October 31, 2001 or until you and your dependents are eligible to be covered under a different group health plan, whichever is earlier.

    Company shall pay Employee the amounts specified above within thirty (30) days after the expiration of the seven (7) day revocation period described below.

        2.    Releases and Waivers.

        (a)  Employee, on behalf of Employee, his or her heirs, executors, personal representatives, administrators and assigns, hereby releases and forever unconditionally and irrevocably discharges Company, its predecessors, successors, assigns, parents, subsidiaries and affiliates, and its and their present and former shareholders, officers, directors, employees, agents and servants collectively, the "Company Releases") from any and all claims, demands, liabilities, responsibilities, causes of action, obligations, damages, liens, costs and expenses (including attorneys' fees and costs) whether known or unknown and whether based on tort, contract, statute or ordinance, claim of constructive discharge, employment discrimination of any kind, breach of contract or covenant, negligent or intentional infliction of emotional distress, misrepresentation, fraud, or other tortious conduct, now or heretofore owned or held or which Employee may own or hold in the future against the Company Releasees or any of them. Employee understands that this shall constitute a general release of the Company Releasees, severally and collectively.

        (b)  The general release above shall extend to and cover without limitation claims, demands, liabilities, responsibilities, causes of action, obligations, damages, liens, costs and expenses arising out of or relating in any way to the employment relationship, the termination of the employment relationship, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and any similar or analogous state of California law or regulation, including without limitation the California Fair Employment and Housing Act or any similar or analogous federal, state or local legislation or regulation relevant or applicable to the employment relationship. However, this release shall not cover any of Employee's rights under the Age Discrimination in Employment Act which may arise after the date on which Employee executes this Agreement, or any obligation for any benefits due Employee under any Company 401(k) plan.

        (c)  Employee specifically waives the benefits of Section 1542 of the California Civil Code that provides:

    A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        (d)  Employee understands that by signing this Agreement, Employee fully and completely waives and gives up all claims Employee may have against Company Releasees, whether known to Employee or not.

        3.    Binding Obligation; Attorney's Fees.    Employee understands that this Agreement constitutes a binding, legal obligation on Employee's part, and that after signing it, Employee will not be able to bring suit or make any other kind of claim against Company or anyone else with respect to any matter arising out of Employee's employment with Company or Employee's termination from that employment. Employee specifically agrees not to do so and to pay damages, including costs, and attorneys' fees, if Employee breaches this agreement.

        4.    Confidentiality.    Employee agrees to keep the terms of this Agreement, including the amount paid to Employee, confidential. Employee further agrees not to disparage Company or its employees, products or business practices.

        5.    Employment, Confidential Information and Invention Assignment Agreement.    Employee agrees to continue to comply with the terms of the Employment, Confidential Information and Invention Assignment Agreement which will remain in force and effect up to and after termination of Employee's employment.

        6.    Limitation of Liability.    EMPLOYEE UNDERSTANDS AND AGREES THAT COMPANY SHALL NOT BE LIABLE FOR ANY COLLATERAL, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, ARISING OUT OF OR RELATING TO THIS AGREEMENT, EMPLOYEE'S EMPLOYMENT OR EMPLOYEE'S SEVERANCE, WHETHER IN CONTRACT, TORT, OR OTHERWISE. THIS SECTION SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT.

        7.    Employee Rights.

        (a)  EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS THE CONTENTS OF THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN SPECIFICALLY ADVISED BY COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT. EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS EXECUTED THIS AGREEMENT VOLUNTARILY AND OF HIS OR HER OWN FREE WILL, WITHOUT COERCION AND WITH FULL KNOWLEDGE OF WHAT IT MEANS TO DO SO.

        (b)  Employee acknowledges that Employee was entitled to and used or waived a period of up to twenty-one (21) days to consider this Agreement.

        (c)  Employee acknowledges that this Agreement may be revoked by Employee within seven (7) days of the date signed below by Employee by delivering written notice to Company of such revocation. After such seven (7) day period, this Agreement shall be irrevocable.

        8.    Headings; Severability.    The headings in this Agreement are for convenience only. In the event that any provision in this Agreement shall be held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

        9.    Governing Law.    This Agreement will be governed and construed in accordance with the laws of the State of California as applied to agreements taking place wholly within California between California residents. Employee hereby expressly consents to the personal jurisdiction of the state court in the County of Santa Clara, California and the federal court in the Northern District of California for any lawsuit between Employee and Company arising from or related to this Agreement.

        10.    Entire Agreement; Counterparts.    This Agreement sets forth the entire agreement between Employee and Company and supersedes any prior or contemporaneous agreements, understandings and representations, whether oral or written, between the parties regarding this subject. This Agreement may not be altered, amended or modified, except by a further written document signed between the parties. This Agreement may be signed in counterparts.

Employee	Ask Jeeves, Inc.
/s/ ADAM KLEIN Signature	/s/ PAUL BIANCHI Signature
Adam Klein Name	Paul Bianchi Name
April 10, 2001 Date	3/28/01 Date

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  Exhibit 10.39.1